Exhibit 99.3

Subject:	Hudson RPO Business Communication

Dear All,

I am writing to you to let you know of some business changes that have been announced today by our global CEO, Stephen Nolan.

Today it was announced that Hudson has entered into three agreements to sell its recruitment and talent management operations and that Hudson will now focus on its growing RPO business. Going forward this business will trade as “Hudson RPO”. The various transactions include the following:

○	The Hudson Recruitment & Talent Management businesses in Asia Pacific and Belgium will be acquired by their local management teams

○	The Hudson Recruitment & Talent Management businesses in the UK, France, Spain and Poland will be acquired by Morgan Philips Group

○	Hudson will retain the RPO businesses globally. Within APAC, new legal entities & licenses are being established for RPO in our key markets

The sale agreements are now subject to Hudson Global shareholder approval and are expected to complete sometime in the first half of 2018.

This is not a sudden decision. Hudson’s Executive Leadership has been working diligently over the past few years to focus the company in the areas that offer the greatest value to our clients and greatest opportunity for profitable growth. It has been determined that being focused on RPO is where Hudson can be most impactful and where we can provide the best long term success for our clients, colleagues & shareholders.

Moving forward, Stephen Nolan and our Regional RPO Leaders, with the full support and endorsement of the Hudson Board, will be focused on the development and expansion of our RPO business globally. We are confident that given the strength of our Hudson brand, the outstanding talent on our team, the diversity of our prestigious client base, we will be well positioned for future growth. We also know to remain at the forefront of our industry we need to invest in areas that add value to our clients and candidates. As such, the global RPO Leadership team is investigating options for investment into the areas of Technology Innovation, Diversity and Inclusion, Thought Leadership, Social Media and Branding

For employees in Asia, you will need to reassign your employment contract in early 2018 once the new entities are established.

All RPO clients will be contacted by their Account Directors today to inform them of the changes. This will be followed up by an email to all clients explaining the changes. Australian clients will also be asked to transition their existing contract to the new Australian RPO entity. Asia clients will be asked to transition their contracts in early 2018 once the new entities are established.

There are key messages and FAQs available for Account Directors to use to engage with clients and employees

Until the close of the sale, RPO will continue to operate as part of the Hudson business and it will be business as usual with a particular focus on delivering a great experience for you, our candidates and teams. Once the sale process has completed, there will be a transition period of approximately 3-6 months as the business separates from Hudson and moves to the global Hudson RPO business. Stephen Nolan has convened a steering committee to oversee a robust transition to steer the business through this change while maintaining business as usual operations.

I want to close by saying what an exciting opportunity this is for our global RPO business to really own our future, make decisions that are right for our clients, our people and our market. We will continue to work together to make the most of these opportunities and continue to build the RPO business, a business of which we are all incredibly proud.

Thank you

Kindest regards,

Kimberley Hubble

Important Additional Information and Where to Find It

This communication does not constitute a solicitation of a vote or proxy. In connection with the proposed transaction, Hudson intends to file relevant materials with the SEC, including a proxy statement. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HUDSON AND THE PROPOSED TRANSACTION. The proxy statement and certain other relevant materials (when they become available) and other documents filed by Hudson with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request Hudson Global, Inc., 1325 Avenue of the Americas, 12th Floor, New York, New York 10019 or by calling (212) 351-7300.

Participants in the Solicitation

Hudson and its executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the executive officers and directors of Hudson and the number of shares of Hudson’s common stock beneficially owned by such persons is set forth in the proxy statement for Hudson’s 2017 annual meeting of stockholders which was filed with the SEC on May 1, 2017, and Hudson’s Annual Report on Form 10-K for the period ended December 31, 2016. Investors may obtain additional information regarding the direct and indirect interests of Hudson and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction when it becomes available.